AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

                                      OF

                         MOSS BLUFF HUB PARTNERS, L.P.

                         Dated as of December 15, 1994

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                                                                          PAGE

                                     INDEX

                                                                          PAGE

ARTICLE I.        DEFINITIONS AND TERMS....................................  1
      1.01        Definitions..............................................  1
      1.02        Terms Generally..........................................  3

ARTICLE II.       FORMATION OF PARTNERSHIP.................................  3
      2.01        Formation................................................  3
      2.02        Name.....................................................  4
      2.03        Principal Office, Registered Office
                  and Agent for Service of Process.........................  4
      2.04        Purpose..................................................  4
      2.05        Term.....................................................  4
      2.06        Partners.................................................  4

ARTICLE III.      CONTRIBUTIONS............................................  5
      3.01        Scheduled Contributions..................................  5
      3.02        Additional Contributions.................................  5
      3.03        No Return................................................  5

ARTICLE IV.       DISTRIBUTIONS............................................  5
      4.01        Distributions............................................  5

ARTICLE V.        CONTROL OF THE PARTNERSHIP...............................  5
      5.01        Power and Authority......................................  5
      5.02        Inquiries................................................  6
      5.03        Compensation.............................................  7

ARTICLE VI.       TRANSFER OR SALE OF PARTNERSHIP INTERESTS................  7
      6.01        Partner Approvals........................................  7
      6.02        Substitution of Assignee.................................  7
      6.03        Permitted Security Interests.............................  7

ARTICLE VII.      BOOKS AND RECORDS AND ACCOUNTING.........................  8
      7.01        Financial Information....................................  8
      7.02        Fiscal Year..............................................  8
      7.03        Access to Books and Records..............................  8

ARTICLE VIII.     RESPONSIBILITIES OF PARTNERS AND OFFICERS................  8
      8.01        Liability to Partners....................................  8
      8.02        Indemnification..........................................  9
      8.03        Time Devoted to Affairs; Other Ventures.................. 11
      8.04        Good Faith Reliance on Agreement......................... 12
      8.05        Certain Standards........................................ 12
ARTICLE IX.       ADMISSION OF ADDITIONAL PARTNERS......................... 12
      9.01        Admission Requirements................................... 12

ARTICLE X.        ACTIONS OF THE PARTNERS.................................. 13
      10.01       Written Consents......................................... 13
      10.02       Authorization Requirements............................... 13

ARTICLE XI.       WITHDRAWALS; LOANS....................................... 13
      11.01       Withdrawals.............................................. 13
      11.02       Loans from Partners...................................... 14

ARTICLE XII.      DISSOLUTION AND TERMINATION.............................. 14
      12.01       Dissolution.............................................. 14
      12.02       Winding Up............................................... 14
      12.03       Distributions............................................ 15
      12.04       Waiver of Partition...................................... 15

ARTICLE XIII.     MISCELLANEOUS............................................ 15
      13.01       Notices.................................................. 15
      13.02       Captions................................................. 15
      13.03       Further Assurances....................................... 16
      13.04       Successors and Assigns................................... 16
      13.05       Governing Law............................................ 16
      13.06       Integration.............................................. 16
      13.07       Amendments............................................... 16
      13.08       No Third-Party Rights.................................... 16
      13.09       Relationship of the Partners............................. 16
      13.10       Counterparts............................................. 17
      13.11       Waiver................................................... 17
      13.12       Appendices............................................... 17

APPENDIX A      Tax Matters................................................A-1

APPENDIX B      Facility...................................................B-1

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
             AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

                                      OF

                         MOSS BLUFF HUB PARTNERS, L.P.

            This Amended and Restated Agreement of Limited Partnership dated as of December 15, 1994 of Moss Bluff Hub Partners, L.P., a Delaware limited partnership, is entered into by and between Moss Bluff Hub Partners, Inc., a Delaware corporation ("MBHP GP") and Market Hub Partners, L.P., a Delaware limited partnership ("MHP"),

            WHEREAS, the Partnership was initially formed by Moss Bluff Gas Storage Company, Inc., a Delaware corporation ("Storage") as limited partner and MBHP GP as general partner; thereafter, Moss Bluff Gas Storage Company, Inc. was merged with and into the Partnership and as a result thereof TPC Gas Storage Services, Inc., a Delaware corporation ("TPC Inc.") succeeded Storage as limited partner of the Partnership; thereafter TPC Inc. assigned its interests in the Partnership to TPC Gas Storage Services, L.P., a Delaware limited partnership ("TPC LP"); and thereafter TPC LP assigned such interests in the Partnership to MHP.

            NOW, THEREFORE, the parties hereto do hereby amend and restate the agreement of limited partnership of the Partnership to be as follows:

                                  ARTICLE I.

                             DEFINITIONS AND TERMS

            1.01 DEFINITIONS. Unless the context otherwise requires, the following terms shall have the following meanings for purposes of this
Agreement:

            ADDITIONAL CONTRIBUTION:  As defined in Section 3.02.

            AFFILIATE: With respect to any Partner (a) any director, officer, employee or (if such Partner is a partnership) partner of such Partner; and (b) any other person or entity which, directly or indirectly, controls, is controlled by, or is under common control with such Partner.
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As used herein, "control" shall mean the power to direct or cause the direction of the management and policies of a Partner, whether through the ownership of voting securities, by contract or otherwise.

            AGREEMENT: This Agreement, as the same may be amended from time to time in accordance with the provisions hereof.

            BUSINESS DAY: Monday through Friday of each week, except that a legal holiday recognized as such by the United States shall not be recognized as a Business Day.

            CERTIFICATE:  As defined in Section 2.01.

            CONTRIBUTIONS: As to any Partner, the agreed value of any property and the amount of cash contributed by it under Article III.

            DISTRIBUTABLE CASH: At any time, all cash of the Partnership at such time in excess of the amount which the Managing General Partner determines is required to meet the Partnership's anticipated obligations (including reserves for projected expenditures, working capital and contingencies), and subject to restrictions imposed by debt agreements.

            DRULPA:  As defined in Section 2.01.

            FACILITY: The Moss Bluff market hub and high deliverability gas storage facilities, or the right to own and develop such facilities, together with real-time nomination, allocation and title tracking systems and gas trading platforms, that are referenced on Appendix B hereto or that may be approved by the Managing General Partner.

            GENERAL PARTNER: The person admitted as a general partner to the Partnership and who owns, at the time, the right to receive distributions from the Partnership pursuant to this Agreement.

            LIMITED PARTNER: The person admitted as the limited partner to the Partnership.

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            MANAGING GENERAL PARTNER:  Moss Bluff Hub Partners, Inc., a Delaware
corporation, or its successors, if any.

            OWNERSHIP PERCENTAGE: With respect to MBHP GP, 1.0102%, and with respect to MHP, 98.9898%.

            PARTNERS:  The General Partner and the Limited Partner.

            PARTNERSHIP: The limited partnership formed pursuant to this Agreement.

            PARTNERSHIP'S ACCOUNTANTS: Such firm of independent public accountants as are selected, from time to time, by the Managing General Partner.

            1.02 TERMS GENERALLY. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."

                                  ARTICLE II.

                           FORMATION OF PARTNERSHIP

            2.01 FORMATION. The parties hereto hereby continue the Partnership pursuant to the Delaware Revised Uniform Limited Partnership Act ("DRULPA"). The Managing General Partner of the Partnership has caused to be filed the certificate of limited partnership ("Certificate") required by the DRULPA and shall cause to be filed such other certificates or filings as may be required for the formation and operation of the Partnership in the State of Delaware or any other state in which the Partnership elects to do business.

            2.02 NAME. The name of the Partnership shall be "Moss Bluff Hub Partners, L.P." The Partnership may change its name or adopt such trade or fictitious names as it may

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determine. The Managing General Partner shall give the Partners prompt written notice of any such changes.

            2.03 PRINCIPAL OFFICE, REGISTERED OFFICE AND AGENT FOR SERVICE OF PROCESS. The principal office of the Partnership shall be 44084 Riverside Parkway, Suite 340, Lansdowne, Virginia 22075 or such other place as shall be determined by the Managing General Partner. The Managing General Partner shall give the Partners prompt written notice of any change in the principal place of business of the Partnership. The name of the registered agent for service of process on the Partnership in Delaware is The Corporation Trust Company. The address of the registered agent and the address of the registered office of the Partnership in Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

            2.04 PURPOSE. The principal purpose of the Partnership shall be to develop, construct, own and operate the Facility and to engage in such other business and activities as shall be incidental to or related to the foregoing or as may be determined by the Managing General Partner from time to time and permitted by law. Such activities may be undertaken directly by the Partnership or through its subsidiaries.

            2.05 TERM. The Partnership shall continue in effect under the terms of this Agreement from the date hereof until dissolved and liquidated in the manner provided in Article XII.

            2.06  PARTNERS.

            (a) GENERAL PARTNER. The general partner of the Partnership is MBHP GP.

            (b) LIMITED PARTNER. MHP is the limited partner of the Partnership.

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                                  ARTICLE III.

                                  CONTRIBUTIONS

            3.01 SCHEDULED CONTRIBUTIONS. Each Partner (or its predecessor in interest) has made Contributions to the Partnership.

            3.02 ADDITIONAL CONTRIBUTIONS. The Partners shall be obligated to make such additional Contributions to the Partnership (an "Additional Contribution") at such times as shall be proposed and approved from time to time by the Managing General Partner. Any such Additional Contribution shall be made by all Partners in proportion to their relative Ownership Percentages.

            3.03 NO RETURN. Except as and to the extent otherwise expressly provided in this Agreement, no Partner shall be entitled to a return of, or interest on, its Contributions or on any undistributed funds held by the Partnership.

                                  ARTICLE IV.

                                 DISTRIBUTIONS

            4.01 DISTRIBUTIONS. From time to time, the Managing General Partner may determine the amount of Distributable Cash, if any, which is to be distributed by the Partnership, and any such amounts shall be divided among the Partners in proportion to their Ownership Percentages.

                                  ARTICLE V.

                          CONTROL OF THE PARTNERSHIP

            5.01 POWER AND AUTHORITY. Except as otherwise expressly provided by this Agreement or by nonwaivable provisions of applicable law, (i) the management and control of the business and affairs of the Partnership shall be vested in the Managing General Partner, which may act on behalf of the Partnership without the consent of the individual Partners, (ii) all

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decisions respecting any matter set forth herein or otherwise affecting or arising out of the conduct of the business of the Partnership shall be made by the Managing General Partner, (iii) the Managing General Partner shall have the exclusive right and full authority to manage, conduct and control the Partnership's business and to effect the purposes and provisions of this Agreement and (iv) the Managing General Partner shall have full authority to do all things in the conduct of the business of the Partnership deemed necessary or desirable by the Managing General Partner.

            5.02 INQUIRIES. In no event shall any person, other than a Partner, dealing with the Managing General Partner with respect to any business or property of the Partnership be obligated to ascertain that the provisions of this Agreement have been complied with or be obligated to inquire into the necessity or expedience of any act or action of the Managing General Partner; and every contract, agreement, deed, mortgage, security agreement, promissory note or other instrument or document executed by the Managing General Partner with respect to any business or property of the Partnership shall be conclusive evidence in favor of any person relying on or claiming thereunder (in the absence of such person's actual knowledge to the contrary) that (i) at the time of the execution and delivery thereof, this Agreement was in full force and effect, (ii) such instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership, and (iii) the Managing General Partner was duly authorized and empowered to execute and deliver any instrument or document for and on behalf of the Partnership. Any act of the Managing General Partner that purports to be on behalf of the Partnership shall be binding on the Partnership as against all third parties who act in reliance thereon and who do not have actual knowledge of such Managing General Partner's lack or abuse of authority.

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            5.03 COMPENSATION. The Managing General Partner is not entitled to compensation for its services as Managing General Partner, but is entitled to be reimbursed on a monthly basis for its reasonable operating, administrative and office expenses related to the conduct of the Partnership's business including, without limitation (i) costs of personnel employed by, or on loan to, the Managing General Partner to conduct the Partnership's business, (ii) expenditures for office space and (iii) costs attributable to using existing office equipment or purchasing new office equipment authorized in an approved Budget, expenditures for office supplies, expenses for communications, and other reasonable out-of-pocket costs.

                                  ARTICLE VI.

                   TRANSFER OR SALE OF PARTNERSHIP INTERESTS

            6.01 PARTNER APPROVALS. Each Partner agrees not to sell, assign, or otherwise transfer (collectively, a "Transfer") all or any part of its interest in the Partnership. Any purported Transfer (including a purported Transfer upon the foreclosure of or other realization upon a security interest) which is made by a Partner is void and shall be of no effect whatsoever.

            6.02  SUBSTITUTION OF ASSIGNEE.

            No person who has acquired all or a part of an interest in the Partnership who is not already a limited partner of the Partnership shall be admitted as a substituted limited partner of the Partnership with respect to such interest in the Partnership without the prior written approval of each Partner which approval may be given or not in the sole discretion of each such Partner.

            6.03 PERMITTED SECURITY INTERESTS. The requirements of this Article VI shall not apply to a collateral assignment, pledge or other transfer creating a security interest in all or any portion of a Partner's interest in the Partnership under any mortgage, indenture or deed of

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
trust created by such Partner not otherwise prohibited by the terms of any credit agreement or other instrument evidencing debt to which the Partnership is then subject.

                                 ARTICLE VII.

                       BOOKS AND RECORDS AND ACCOUNTING

            7.01 FINANCIAL INFORMATION. The Partnership shall maintain adequate books and records of account which shall be kept in accordance with the method of accounting determined by the Managing General Partner, and shall reflect all Partnership transactions and be appropriate and adequate for the Partnership's business. During the term of the Partnership, the Partnership shall furnish to the Managing General Partner such reports as the Managing General Partner shall determine.

            7.02 FISCAL YEAR. The fiscal year for the Partnership shall be the calendar year or such other fiscal year as may be determined by the Managing General Partner.

            7.03 ACCESS TO BOOKS AND RECORDS. The Managing General Partner shall permit, after reasonable notice, access to all books, records and facilities of the Partnership at any reasonable time to any Partner or its representative.

                                 ARTICLE VIII.

                   RESPONSIBILITIES OF PARTNERS AND OFFICERS

            8.01 LIABILITY TO PARTNERS. No Partner of the Partnership or director, officer, partner, or employee of a Partner shall be liable to the Partnership or to any Partner for any losses sustained or liabilities incurred as a result of any act or omission if (i) such person acted in good faith and in a manner it reasonably believed to be in, or not opposed to, the best interests of the Partnership, and (ii) its conduct did not constitute gross negligence or willful or wanton misconduct.

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
            8.02  INDEMNIFICATION.

            (a) To the fullest extent permitted by law, each Partner and each director, officer, partner and employee of each Partner (individually, an "Indemnitee") shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint and several, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (other than an action by or in the right of the Partnership), in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise by reason of its status as a Partner or a director, officer, partner or employee of a Partner, regardless of whether the Indemnitee continues to be a Partner of the Partnership or director, officer, partner or employee of a Partner at the time any such liability or expense is paid or incurred, if (i) the Indemnitee acted in good faith and in a manner it reasonably believed to be in, or not opposed to, the best interests of the Partnership, and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful, and (ii) the Indemnitee's conduct did not constitute gross negligence or willful or wanton misconduct. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee acted in a manner contrary to that specified in (i) or (ii) above.

            (b) To the fullest extent permitted by law, each Indemnitee shall be indemnified and held harmless by the Partnership against any and all expenses (including legal fees and expenses) arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, brought by or in the right of the Partnership, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise by reason of its status as a Partner or director, officer, partner or employee of a Partner, regardless of whether the Indemnitee continues to be a Partner or director, officer, partner or employee of a Partner at the time any such expense is paid or incurred, if the Indemnitee acted in good faith and in a manner it reasonably believed to be in, or not opposed to, the best interests of the Partnership, and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful, except that no indemnification may be made with respect to any claim, demand, action, suit or proceeding as to which such person shall have been adjudged to be liable for gross negligence or willful or wanton misconduct unless and only to the extent that the court in which such claim, demand, action, suit or proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that such court shall deem proper.

            (c) To the fullest extent permitted by law, expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 8.02 shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount unless it shall be determined that such person is entitled to be indemnified as authorized in this Section 8.02.

            (d) The indemnification provided by this Section 8.02 shall be in addition to any other rights to which those indemnified may be entitled under any agreement, vote of the Partners, as a matter of law or otherwise, both as to action in the Indemnitee's capacity as a Partner or director, officer, partner or employee of a Partner and to action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

            (e) In no event may an Indemnitee subject any General Partner or Limited Partner of the Partnership to personal liability by reason of these indemnification provisions.

            (f) An Indemnitee shall not be denied indemnification, in whole or in part, under this Section 8.02 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

            (g) Any indemnification under this Section 8.02, unless ordered by a court, shall be made by the Partnership only as authorized in the specific case and only upon a determination that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the pertinent subsection, such determination to be made (i) by the General Partner, if the General Partner is not a named defendant or respondent in the proceeding, (ii) by a majority of the Limited Partners or (iii) in a written opinion of independent legal counsel.

            8.03 TIME DEVOTED TO AFFAIRS; OTHER VENTURES. No Partner shall be required to devote its full time and effort to Partnership affairs, but only such time and effort as each in such person's judgment deems to be reasonably necessary and appropriate in pursuit of the affairs of the Partnership. Except as otherwise prohibited by contract, any Partner may engage in any other business venture of every nature, independently or with others, and no other Partner shall have any rights by virtue of this Agreement in and to such ventures or to the revenues or profits derived therefrom.

            8.04 GOOD FAITH RELIANCE ON AGREEMENT. To the extent that, at law or in equity, the Partners have duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to another Partner, the Partners acting under this Agreement shall not be liable to the Partnership or to any such other Partner for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of the Partners otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the Partners.

            8.05 CERTAIN STANDARDS. Whenever in this Agreement any Partner is permitted or required to make a decision (i) in its "sole discretion" or "discretion," or under a similar grant of authority or latitude, such Partner shall be entitled to consider only such interests and factors as it desires and may consider its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or the other Partners, or (ii) in "good faith" or under another express standard, such Partner shall be entitled to act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or by law or any other agreement contemplated herein.

                                  ARTICLE IX.

                       ADMISSION OF ADDITIONAL PARTNERS

            9.01 ADMISSION REQUIREMENTS. Admission of new Limited Partners and the terms and conditions thereof (including the terms of any interests in or securities of the Partnership sold thereto) must be approved by the Managing General Partner. Any such admission is effective only after the new Limited Partner has executed and delivered to the

Partnership a document including the new Partner's notice address and its agreement to be bound to this Agreement.

                                  ARTICLE X.

                            ACTIONS OF THE PARTNERS

            10.01 WRITTEN CONSENTS. Actions of the Partners shall be taken by means of a consent in writing setting forth the action so taken and signed by Partners representing not less than the minimum Ownership Percentage that is necessary to authorize such action pursuant to this Agreement. All such consents shall be filed with the Partnership records. To the extent that the written consent represents a consent by less than all Partners, those Partners not consenting to such action or actions shall receive notice of the actions taken by written consent within 10 days of the written consent.

            10.02 AUTHORIZATION REQUIREMENTS. Except as otherwise provided in this Agreement, the act of Partners representing a majority by Ownership Percentages shall be the act of the Partners and all references to actions by a majority of the Partners shall be deemed to refer to a majority by Ownership Percentage.

                                  ARTICLE XI.

                              WITHDRAWALS; LOANS

            11.01 WITHDRAWALS. Each Partner hereby agrees that it will not withdraw from the Partnership during the term of this Agreement; provided, however, that such covenant is not specifically enforceable. Each Partner agrees that if it does withdraw in violation of this provision, it will be liable to the Partnership for any damages caused by such withdrawal. Except as otherwise provided herein, no Partner shall have the right to withdraw any part of its Contribution to the Partnership or to receive any distribution of, or interest on, such Contribution.

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
            11.02 LOANS FROM PARTNERS. The Partnership may borrow money from any Partner or an Affiliate thereof but only on terms and conditions approved by the Managing General Partner. Loans by a Partner to the Partnership shall not be considered Contributions to the Partnership.

                                 ARTICLE XII.

                          DISSOLUTION AND TERMINATION

            12.01 DISSOLUTION. The Partnership shall be dissolved upon the first to occur of any of the following events:

            (a) The written determination (making reference to this Section 12.01) of a majority of the Partners;

            (b) The withdrawal, within the meaning of the DRULPA, of the Managing General Partner;

            (c) December 31, 2024; or

            (d) As otherwise provided by law.

            Any dissolution of the Partnership shall be effective on the date the event occurs giving rise to the dissolution, but the Partnership shall not terminate until its affairs have been wound up and its assets distributed as provided in this Article XII. The Partnership shall not be dissolved and wound up by virtue of the withdrawal of a General Partner if the remaining Partners elect within 30 days after such withdrawal to continue the Partnership. If such election to continue is made, such remaining Partners shall continue the business of the Partnership and take any and all such action as may be necessary or appropriate to reconstitute the Partnership including the election of a new Managing General Partner.

            12.02 WINDING UP. Upon dissolution of the Partnership, the Managing General Partner shall wind up the affairs of the Partnership in accordance with applicable law, and incident thereto, unless satisfactory arrangements are otherwise made, shall sell sufficient Partnership assets to pay all Partnership liabilities and shall sell or otherwise dispose of all other Partnership assets; provided, however, that prior to selling the Partnership's assets, the Managing General Partner shall offer such assets for sale to the Partners pursuant to bidding procedures designed to insure that such assets are sold for their fair market value.

            12.03 DISTRIBUTIONS. As soon as the actions contemplated by Section
12.02 have been completed, the cash proceeds, if any, from the sale of the Partnership's assets shall be distributed by the Managing General Partner in accordance with Article IV hereof.

            12.04 WAIVER OF PARTITION. Each Partner hereby waives until termination of the Partnership any and all rights that such Partner may have to maintain an action for partition of the Partnership's assets.

                                 ARTICLE XIII.

                                 MISCELLANEOUS

            13.01 NOTICES. All notices, offers or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made if mailed from within the United States by first class United States mail, postage prepaid, or by prepaid telegram or telex, and addressed, as the case may be, to the Partnership at 44084 Riverside Parkway, Lansdowne, Virginia 22075, or to a Partner at its address as set forth on the signature page of this Agreement. The Partnership may change its address by giving a notice thereof stating its new address to the Partners. Any Partner may change its address by giving a notice thereof stating its new address to the Partnership.

            13.02 CAPTIONS. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

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
            13.03 FURTHER ASSURANCES. The Partners will execute and deliver such further instruments and take or refrain from taking any action as may be necessary or appropriate to carry out the intent and purpose of this Agreement.

            13.04 SUCCESSORS AND ASSIGNS. Except as otherwise provided in this Agreement, all provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective heirs, executors, administrators, legal representatives, successors and assigns of each of the Partners.

            13.05 GOVERNING LAW. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT ALL OF THE TERMS AND PROVISIONS HEREOF SHALL BE CONSTRUED UNDER THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE AS NOW ADOPTED OR AS MAY HEREAFTER BE AMENDED.

            13.06 INTEGRATION. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith.

            13.07 AMENDMENTS. This Agreement, including the Appendices hereto, may not be modified or amended unless a consent in writing setting forth the amendment or modification shall be signed by a majority of the Partners.

            13.08 NO THIRD-PARTY RIGHTS. Nothing in this Agreement shall be deemed to create any right in any person not a party hereto (other than the successors and assigns of a party hereto) and this instrument shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party.

            13.09 RELATIONSHIP OF THE PARTNERS. The relationship between each of the Partners shall be limited to the performance of the transactions contemplated by this Agreement.

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
The relationship set forth in this Agreement shall be construed and deemed to be a partnership created for the sole purpose of carrying out the transactions contemplated hereby.

            13.10 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original of this Agreement, but all of which, taken together, shall constitute one and the same Agreement.

            13.11 WAIVER. No provision hereof may be waived, except with the majority vote of the Partners. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

            13.12 APPENDICES. Appendices A and B hereto are incorporated by reference herein and made a part of this Agreement, to the same extent as if fully set forth herein.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

                                          GENERAL PARTNER:

                                          MOSS BLUFF HUB PARTNERS, INC.

                                          By:/s/ DONALD B. RUSSELL
                                                Name: Donald B. Russell
                                                Title: President

                                          LIMITED PARTNER:

                                          MARKET HUB PARTNERS, L.P.

                                          By:  MARKET HUB PARTNERS, INC.,
                                                a general partner

                                          By:/s/ DONALD B. RUSSELL
                                                Name: Donald B. Russell
                                                Title: President

                                                                      APPENDIX A

                                  TAX MATTERS

1.01  TAX ITEMS.

A.    ALLOCATIONS OF TAX ITEMS.

            Each item of income and deduction recognized by the Partnership for federal, state or local income tax purposes shall be allocated among the Partners in the same manner that the corresponding item of tax book income or tax book deduction is allocated pursuant to the provisions of this Appendix A; provided, however, that

            (i) if there are differences between the amount of an item for income tax purposes and the amount of the corresponding item for tax book purposes, then such item shall be allocated for income tax purposes taking into account the allocation of such corresponding tax book item and the provisions of Section 704(c) of the Internal Revenue Code applied in the manner determined by the Managing General Partner, but

            (ii) the traditional method of Treas. Reg. ss. 1.704-3(b) shall be used in applying Section 704(c) with respect to the assets contributed to the Partnership upon the formation thereof.

Items of income, gain, loss, deduction or credit which are not allocated for income tax purposes pursuant to the foregoing shall be allocated in the manner determined by the Managing General Partner.

            The provisions of this Appendix A with respect to the allocation of the Partnership's items of income, gain, loss, deduction or credit for income tax purposes may be amended by the Managing General Partner after any issuance by the Partnership of an interest in the Partnership to reflect the effect of such new interest in the Partnership taking into account applicable law and may also be amended by the Managing General Partner if, in either case, the Managing General Partner has received an opinion from Baker & Botts, L.L.P. or other independent tax counsel of nationally recognized standing that such amendment is appropriate to reflect the requirements of existing law; provided, however, that clause (ii) of the preceding paragraph may not be amended without the consent of each partner of MHP who would be adversely affected thereby.

B. TAX ELECTIONS.

            The Managing General Partner shall determine whether the Partnership shall make any election (including any election which may be permitted with respect to the Partnership's method of accounting and any election for which provision is made in Section 168 and Section 754 of the Internal Revenue Code or corresponding provisions of future law) which is available to the Partnership for federal, state or local tax purposes. Notwithstanding the foregoing, upon the transfer of an interest in MHP, the Partnership shall, if requested by MHP, elect to adjust the basis of the Partnership property as allowed by Sections 743(b) and 754 of the Internal Revenue Code, or comparable provisions then in effect, and if any such election is made, the Partnership shall make any tax accounting adjustments resulting from such election in the information supplied to the Partners, and the Partnership shall have the right to charge MHP for the Partnership's reasonable expenses in making such adjustments.

C. PREPARATION OF TAX RETURNS.

            The Managing General Partner shall use its reasonable efforts to cause the Partnership to prepare and timely file, at the expense of the Partnership, all tax returns of the Partnership and shall furnish to the Partners the tax information reasonably required thereby for federal, state and local tax reporting purposes.

D. TAX MATTERS PARTNER.

            The Managing General Partner is hereby designated as the tax matters partner, within the meaning of Section 6231(a)(7) of the Internal Revenue Code, and is authorized to represent the Partnership at the Partnership's expense (including the costs of professional services) in connection with any examination of the Partnership's affairs by any tax authority and is authorized so to represent the Partnership at the Partnership's expense in any administrative or judicial proceedings in connection therewith.

            Prompt notice shall be given to the Partners upon receipt of advice that the Internal Revenue Service or other taxing authority intends to examine any income tax return or records or books of the Partnership. Any Partner may participate at such Partner's expense in any such administrative or judicial proceeding to the extent provided by applicable law.

E.    ASSIGNOR-ASSIGNEE ALLOCATIONS.

            The Partnership shall allocate items of income, gain, loss, deduction and credit attributable to an interest in the Partnership that is assigned between the assignor and assignee in accordance with the method the Managing General Partner determines is required by the Internal Revenue Code, and if the Managing General Partner determines that more than one method is permitted, then such items shall be allocated in accordance with the method that the Managing General Partner selects.

1.02  ALLOCATION OF TAX BOOK ITEMS.

A.    RECOURSE ITEMS.

            The items of tax book income and tax book deduction which are not allocated pursuant to Section 1.02B hereof shall be allocated among the Partners in proportion to their Ownership Percentages.

B.    NONRECOURSE DEDUCTIONS; PARTNER NONRECOURSE DEDUCTIONS.

            1.    Nonrecourse Deductions.

            A book nonrecourse deduction, within the meaning of the Section 704(b) Regulations (which is referred to herein as a "tax book nonrecourse deduction"), recognized by the Partnership shall be allocated among the Partners in proportion to their Ownership Percentages. Thereafter, each Partner is to be allocated items of tax book income at the time or times and of the character and in the amount required by the Section 704(b) Regulations in order to chargeback such tax book nonrecourse deduction.

            2.    Partner Nonrecourse Deductions.

            A book partner nonrecourse deduction, within the meaning of the
Section 704(b) Regulations (which is referred to herein as a "tax book partner nonrecourse deduction"), which is recognized by the Partnership shall be allocated to the Partner who bears the economic risk of loss of the tax book partner nonrecourse debt with which such partner nonrecourse deduction is associated. If more than one Partner bears the economic risk of loss for a partner nonrecourse liability, then such tax book partner nonrecourse deductions shall be allocated among the Partners according to the ratios in which they bear the economic risk of loss with respect to the indebtedness with which the partner nonrecourse deduction is associated. Thereafter, each Partner shall be allocated items of tax book income at the time or times and of the character and in the amount required by the Section 704(b) Regulations in order to chargeback such tax book partner nonrecourse deduction.

C. CERTAIN DEFINITIONS.

            1.    Tax Book Income and Tax Book Deduction.

            The items of tax book income and tax book deduction of the Partnership for a taxable year are its items of income and deduction, respectively, which are computed in accordance with the method of accounting used by the Partnership for federal income tax purposes but using the tax book basis computed in accordance with the method of accounting used by the Partnership for federal income tax purposes but with regard to tax book income and tax book deduction as the tax basis of each item of property. Such tax book income and tax book deduction shall be adjusted as follows:

                  (a) Any receipt of the Partnership which is not the proceeds of a debt incurred by the Partnership that is permanently excluded from gross income for federal income tax purposes or is exempt from federal income tax, within the meaning of Section 705(a)(1)(B) of the Internal Revenue Code, is included without duplication as an item of tax book income.

                  (b) Any cost of the Partnership which is not a payment of principal on a debt of the Partnership that for federal income tax purposes is neither deductible currently, capitalized, nor taken into account through some type of amortization or in computing gain or loss upon the disposition of property and any expenditure of the Partnership described in Section 705(a)(2)(B) of the Internal Revenue Code (or which is treated as an expenditure described in Section 705(a)(2)(B) of the Internal Revenue Code pursuant to the Section 704(b) Regulations) is an item of tax book deduction, as is any other reduction in tax book basis of an asset of the Partnership. Such item of tax book deduction is recognized when the cost is incurred or the tax basis is reduced.

            2.    Tax Book Basis.

                  (a)   Initial tax book basis.

            The initial tax book basis of an asset of the Partnership shall be determined pursuant to the applicable provisions of the Internal Revenue Code as its cost; provided that (i) the initial tax book basis of an asset that is contributed to the Partnership shall be equal to the Fair Market Value thereof immediately after its contribution to the Partnership; and (ii) the initial tax book basis of an asset the tax basis of which is determined, in whole or in part, with reference to the tax basis of another asset of the Partnership shall be so determined with reference to the adjusted tax book basis of such asset.

                  (b)   Certain adjustments to tax book basis.

            The tax book basis of an asset shall be decreased in respect of tax book depreciation or tax book amortization as provided below and shall be increased or decreased in the case of an interest in a Facility Subsidiary or other partnership as of the end of each taxable year of a Facility Subsidiary or other partnership in the amount of the Partnership's distributive share of the tax book income or tax book deductions of that Facility Subsidiary or other partnership.

                  (c) Tax book depreciation.

            The tax book basis of an asset shall be reduced to reflect tax book depreciation or tax book amortization with respect to such asset for each taxable year or portion thereof. In each case, tax book depreciation or tax book amortization for a taxable year of the Partnership, or portion thereof, shall be a fraction (which fraction is equal to the federal income tax depreciation or amortization of such asset for such taxable year, or portion thereof, divided by the adjusted tax basis of such asset at the beginning of the taxable year) of the adjusted tax book basis of such asset at the beginning of the taxable year; PROVIDED, HOWEVER, if the federal income tax depreciation or amortization with respect to an asset for a taxable year is zero, tax book depreciation or tax book amortization for the taxable year shall be determined with reference to the adjusted tax book basis of such asset using any reasonable method selected by the General Partner.

            3.    Fair Market Value.

            The Fair Market Value of an asset is the fair market value thereof as determined by the Managing General Partner; provided that in the case of the assets which were contributed by Moss Bluff Gas Storage Company, Inc. in the Merger, the fair market value thereof (reduced by the amount of the assumed liabilities) is $13,970,000.

            4.    Section 704(b) Regulations.

            The term "Section 704(b) Regulations" means the regulations which are issued from time to time pursuant to the authority of Section 704(b) of the Internal Revenue Code.

                                                                      APPENDIX B

                                   FACILITY

            The Moss Bluff facility is a natural gas underground storage facility located in Liberty and Chambers Counties, Texas. Upon full build-out it is currently anticipated to have a working gas capacity of approximately 10 BCF, and 1.5 BCF/Day of withdrawal capacity. The facility currently has five pipeline interconnects and is located on approximately 40 acres of land. The first two caverns are in operation, and the third cavern is under construction.

                                    B-1